SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14 (c)
of the Securities Exchange Act of 1934 (Amendment No.)

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☒	Preliminary Information Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5 (d)(2))

☐	Definitive Information Statement

B&D FOOD CORP.
 (Name of Registrant As Specified In Charter)

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B & D FOOD CORP.
8953 Woodbine Avenue
Markham, Ontario, Canada L3R 0J9
(905)474-5593

Stockholders of B & D FOOD CORP.

This Information Statement is circulated to advise the stockholders of action already approved by written consent of the stockholders who collectively hold a majority of the voting power of our capital stock.  Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be effective until 20 days after the date this Information Statement is mailed to the stockholders.  Therefore, this Information Statement is being sent to you for informational purposes only.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

The actions to be effective twenty days after the mailing of this Information Statement are as follows:

1.
effecting a reverse split of the Company’s common stock of 20:1 (pursuant to which the number of authorized shares of common stock will remain 400,000,000 following such reverse stock split); any fractional shares post-split will be rounded up to the next whole share. Additionally, the reverse split will affect the conversion ratio for all instruments convertible into shares of the Company’s common stock including its convertible notes, outstanding warrants and outstanding preferred stock.

2.	To amend the Company’s Articles of Incorporation to change the Company’s name to “Latteno Food Corp.”

Attached hereto for your review is an Information Statement relating to the above-described action.

By Order of the Board of Directors,

/s/	Daniel Ollech
Daniel Ollech
Chief Executive Officer

/s/	Spence Walker
Spence Walker
Chief Financial Officer

September 1, 2009

THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

INFORMATION STATEMENT

(Preliminary)
September 1, 2009

COPIES OF COMMUNICATIONS TO:
Anslow & Jaclin, LLP
Attn: Gregg E. Jaclin, Esq.
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
Phone: 732-409-1212
Fax: 732-577-1188

GENERAL INFORMATION

        This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the holders (the "Stockholders") of the common stock, par value $.001 per share (the "Common Stock"), of B & D Food Corp., a Delaware Corporation (the "Company"), to notify such Stockholders of the following:

On or about September 1, 2009, the Company received written consents in lieu of a meeting of Stockholders from holders of 72,654,538 shares representing approximately 46% of the 154,986,955 shares of the total issued and outstanding shares of voting stock of the Company and shareholders holding 3,373,956 Series A Convertible Preferred shares which represent 337,395,600 voting shares of common stock.  The holders of the Series A Convertible Preferred shares, have the right to vote 100 times the number of shares of common stock that the Series A Convertible Preferred is convertible into on all matters submitted to the shareholders.  The Series A Convertible Preferred shares are each convertible into one hundred shares of common stock.

Therefore the 3,373,956 Series A Convertible Preferred shares are convertible into 337,395,600 common shares and the shareholders have the right to vote one hundred times the number of shares pursuant to the rights designated to the Series A Convertible Preferred Shares and has voted such amount in favor of approving of the Company (the “Majority Stockholders”) to effect a 20-for-1 reverse stock split (pro-rata reduction of outstanding shares) of our issued and outstanding shares of Common Stock (the “Reverse Stock Split”) authorizing the Company's Board of Directors, to effect a reverse split of the Company’s common stock of 20:1 (pursuant to which the number of authorized shares of common stock will remain 400,000,000 following such reverse stock split); any fractional shares post-split will be rounded up to the next whole share.  Additionally the Reverse Stock Split will affect the conversion ratio for all instruments convertible into shares of the Company’s Common Stock including its convertible notes, warrants and outstanding preferred stock. The Majority shareholders have also approved an amendment to the Company’s Articles of Incorporation to change the Company’s name to “Latteno Food Corp.”

On September 1, 2009, the Board of Directors of the Company approved the above-mentioned actions, subject to stockholder approval. The Majority Stockholders approved the actions by written consent in lieu of a meeting on September 1, 2009, in accordance with the Delaware Business Corporation Act (“DBCA”). Accordingly, your consent is not required and is not being solicited in connection with the approval of the action.

        WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The Board of Directors has fixed the close of business on September 1, 2009, as the record date (the "Record Date") for the determination of Stockholders who are entitled to receive this Information Statement.

Each share of our common stock entitles its holder to one vote on each matter submitted to the stockholders. However, because the stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as of the Record Date have voted in favor of the foregoing actions by resolution; and having sufficient voting power to approve such proposals through their ownership of the capital stock, no other consents will be solicited in connection with this Information Statement.

        You are being provided with this Information Statement pursuant to Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, the forgoing action will not become effective until at least 20 calendar days after the mailing of this Information Statement.

        This Information Statement is being mailed on or about September 14, 2009 to all Stockholders of record as of the Record Date.

ACTIONS TO BE TAKEN

This Information Statement contains a brief summary of the material aspects of the actions approved by the Board and the holders of the majority of the outstanding voting capital stock of the Company.

DECREASE THE NUMBER OF ISSUED AND OUTSTANDING SHARES OF OUR COMMON STOCK

GENERAL

The Board approved a resolution to effect a 20-for-1 reverse stock split.  Under this reverse stock split each 20 shares of our Common Stock will be converted automatically into one share of Common Stock.  To avoid the issuance of fractional shares of Common Stock, the Company will issue an additional share to all holders of fractional shares.  The effective date of the reverse stock split will be on or about October 5, 2009.

PLEASE NOTE THAT THE REVERSE STOCK SPLIT WILL NOT CHANGE YOUR PROPORTIONATE EQUITY INTERESTS IN THE COMPANY, EXCEPT AS MAY RESULT FROM THE ISSUANCE OR CANCELLATION OF SHARES PURSUANT TO THE FRACTIONAL SHARES.

PLEASE NOTE THAT THE REVERSE SPLIT WILL HAVE THE EFFECT OF SUBSTANTIALLY INCREASING THE NUMBER OF SHARES THE COMPANY WILL BE ABLE TO ISSUE TO NEW OR EXISTING SHAREHOLDERS BECAUSE THE NUMBER OF AUTHORIZED SHARES WILL REMAIN THE SAME WHILE THE NUMBER OF SHARES ISSUED AND OUTSTANDING WILL BE REDUCED THIRTY-FOLD.

PURPOSE AND MATERIAL EFFECTS OF THE REVERSE STOCK SPLIT

The Board of Directors believes that, among other reasons, the number of outstanding shares of our Common Stock have contributed to a lack of investor interest in the Company and has made it difficult to attract new investors and potential business candidates.  The Board of Directors has proposed the Reverse Stock Split as one method to attract business opportunities in the Company.

When a company engages in a reverse stock split, it substitutes one share of stock for a predetermined amount of shares of stock. It does not increase the market capitalization of the company. An example of a reverse split is the following. A company has 10,000,000 shares of common stock outstanding. Assume the market price is $.01 per share. Assume that the company declares a 1 for 5 reverse stock split. After the reverse split, that company will have 1/5 as many shares outstanding or 2,000,000 shares outstanding. The stock will have a market price of $0.05. If an individual investor owned 10,000 shares of that company before the split at $.01 per share, he will own 2,000 shares at $.05 after the split. In either case, his stock will be worth $100. He is no better off before or after. Except that such company hopes that the higher stock price will make that company look better and thus the company will be a more attractive merger target for potential business. There is no assurance that that company's stock will rise in price after a reverse split or that a suitable merger candidate will emerge.

We believe that the reverse stock split may improve the price level of our Common Stock and that the higher share price could help generate interest in the Company among investors and other business opportunities. However, the effect of the reverse split upon the market price for our Common Stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per share of our Common Stock after the reverse split will rise in proportion to the reduction in the number of shares of Common Stock outstanding resulting from the reverse split. The market price of our Common Stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

The reverse split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that the reverse split results in any of our stockholders owning a fractional share. All stockholders holding a fractional share shall be issued an additional share. The principal effect of the reverse split will be that the number of shares of Common Stock issued and outstanding will be reduced from 154,986,955 shares as of September 1, 2009 to approximately 7,749,347 shares (depending on the number of fractional shares that are issued or cancelled). The number of authorized shares of Common Stock will not be affected.  The following chart depicts the capitalization structure of the Company, both, pre- and post-split (the post-split issued shares may differ slightly based on the number of fractional shares):

Pre-Reverse Stock Split
Authorized Shares	Issued Shares	Authorized but Unissued
400,000,000	154,986,955	245,013,045

Post-Reverse Stock Split
Authorized Shares	Issued Shares	Authorized but Unissued
400,000,000	7,749,347	392,250,653

The reverse split will not affect the par value of our Common Stock. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to our Common Stock will be reduced to less than the present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our Common Stock will be increased because there will be fewer shares of our Common Stock outstanding.

The reverse split will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible immaterial changes. The Common Stock issued pursuant to the reverse split will remain fully paid and non-assessable. The reverse split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Securities Exchange Act of 1934. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

Stockholders should recognize that they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the certificate of amendment divided by 20). While we expect that the reverse split will result in an increase in the potential market price of our Common Stock, there can be no assurance that the reverse split will increase the potential market price of our Common Stock by a multiple equal to the exchange number or result in the permanent increase in any potential market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of our Common Stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of a reverse split. Furthermore, the possibility exists that potential liquidity in the market price of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. In addition, the reverse split will increase the number of stockholders of the Company who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the reverse split will achieve the desired results that have been outlined above.

Anti-Takeover Effects of the Reverse Stock Split

THE OVERALL EFFECT OF THE REVERSE STOCK SPLIT MAY BE TO RENDER MORE DIFFICULT THE ACCOMPLISHMENT OF MERGERS OR THE ASSUMPTION OF CONTROL BY A PRINCIPAL STOCKHOLDER, AND THUS MAKE DIFFICULT THE REMOVAL OF MANAGEMENT.

The effective increase in our authorized shares could potentially be used by management to thwart a take-over attempt.  The over-all effects of this proposal might be to render it more difficult or discourage a merger, tender offer or proxy contest, or the assumption of control by a holder of a large block of the Company’s securities and the removal of incumbent management.  The proposal could make the accomplishment of a merger or similar transaction more difficult, even if, it is beneficial to shareholders.  Management might use the additional shares to resist or frustrate a third-party transaction, favored by a majority of the independent stockholders that would provide an above market premium, by issuing additional shares to frustrate the take-over effort.

As discussed below, the reason the Reverse Stock Split is being proposed is to increase the amount of shares the Company is able to issue in order to attract potential investors and conduct a financing.  This proposal is not the result of management’s knowledge of an effort to accumulate the issuer’s securities or to obtain control of the issuer by means of a merger, tender offer, solicitation or otherwise.

Neither the Company’s charter nor its by-laws presently contain any provisions having anti-takeover effects and this proposal is not a plan by management to adopt a series of amendments to the Company’s charter or by-laws to institute an anti-takeover provision.  The Company does not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

The advantage of the Reverse Stock Split will be to permit the Company to pursue financing from investors and issue shares of common stock in exchange for the financing.  This is the main purpose for the Reverse Stock Split and if the Reverse Stock Split is not completed, the Company would not be able to issue additional shares sufficient to complete a financing.  The main disadvantage to the Reverse Stock Split is that it may have an anti-takeover effect and discourage any potential mergers or tender offers.

As discussed above, the Reverse Stock Split was the subject of a unanimous vote by the Board of Directors approving the Reverse Stock Split.  There are no rules or practices on any stock exchange that permit such exchange to reserve the right to refuse to list or to de-list any stock which completes a reverse stock split.

PLANS, PROPOSALS OR ARRANGEMENTS TO ISSUE NEWLY AVAILABLE SHARES OF COMMON STOCK

The main purpose of completing this Reverse Stock Split is to increase the amount of shares available in order to have the ability to issue shares and attract investors for a future financing.  The Company currently has no financing agreements pending.

PROCEDURE FOR EXCHANGE OF STOCK CERTIFICATES

The reverse split will become effective on or about October 5, 2009, which we will refer to as the "effective date." Beginning on the effective date, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares.

Our transfer agent, OTR Transfer, Inc., will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the "exchange agent." Holders of pre-reverse split shares are asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures set forth in the letter of transmittal enclosed with this Information Statement. No new certificates will be issued to a stockholder until that stockholder has surrendered the stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal.

Our stockholders are not entitled to appraisal rights under the DBCA in connection with the reverse stock split.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES WITHOUT THE LETTER OF TRANSMITTAL.

FRACTIONAL SHARES

We will not issue fractional certificates for post-reverse split shares in connection with the reverse split. Instead, an additional share shall be issued to all holders of a fractional share. To the extent any holders of pre-reverse split shares are entitled to fractional shares as a result of the Reverse Stock Split, the Company will issue an additional share to all holders of fractional shares.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES WITHOUT THE LETTER OF TRANSMITTAL.

SUMMARY OF REVERSE STOCK SPLIT

Below is a brief summary of the reverse stock split:

o
The issued and outstanding Common Stock shall be reduced on the basis of one post-split share of the Common Stock for every 20 pre-split shares of the Common Stock outstanding. The consolidation shall not affect any rights, privileges or obligations with respect to the shares of the Common Stock existing prior to the consolidation. Additionally the Reverse Stock Split will affect the conversion ratio for all instruments convertible into shares of the Company’s Common Stock including its convertible notes, warrants and outstanding preferred stock.

o	Stockholders of record of the Common Stock as of September 1, 2009 shall have their total shares reduced on the basis of one post-split share of Common Stock for every 20 pre-split shares outstanding.

o
As a result of the reduction of the Common Stock, the pre-split total of issued and outstanding shares of 154,986,955 shall be consolidated to a total of approximately 7,749,347 issued and outstanding shares (depending on the number of fractional shares that are be issued or cancelled).

o	The Company's authorized number of common stock shall remain at 400,000,000 shares of the Common Stock.

This action has been approved by the Board and the written consents of the holders of the majority of the outstanding voting capital stock of the Company.

AMENDMENT OF ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY

On September 1, 2009, our Board of Directors approved, subject to receiving the approval of the holder of a majority of our outstanding capital stock, an amendment and restatement of our Articles of Incorporation (the “Restated Articles”), to change our name to “Latteno Food Corp” to more accurately reflect our business operations. The Majority Stockholders approved the Restated Articles pursuant to a written consent dated as of September 1, 2009. The Restated Articles effecting the name change will become effective following filing with the Secretary of State of the State of Delaware, which will occur promptly following the 20th day after the mailing of this Information Statement to our stockholders as of the Record Date.

Purpose of the Name Change

On September 1, 2009, the Company's Board of Directors and persons owning a majority of the Company’s voting securities approved a resolution authorizing the Company to amend the Articles of Incorporation to change the Company’s name to “Latteno Food Corp”  The Board believes that the name change better reflects the nature of the Company’s current and anticipated operations.  The Company had operated under the name B&D Food Corp. which reflected the Company’s prior business operations.

You are being provided with this Information Statement pursuant to Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, the Reverse Stock Split will not be filed with the Secretary of State of the State of Delaware or become effective until at least 20 calendar days after the mailing of this Information Statement.

This Information Statement is being mailed on or about September 14, 2008 to all Stockholders of record as of the Record Date.

ADDITIONAL INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “1934 Act Filings”) with the Securities and Exchange Commission (the “Commission”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

        The following documents as filed with the Commission by the Company are incorporated herein by reference:

1.	Quarterly Report on Form 10-Q for the quarter ended June 30, 2009;

2.	Quarterly Report on Form 10-Q for the quarter ended March 31,;

3.	2009Annual Report on Form 10-K for the year ended December 31, 2008; and

4.	Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

OUTSTANDING VOTING SECURITIES

        As of the date of the Consent by the Majority Stockholders, September 1, 2009, the Company had 154,986,955 shares of Common Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval.

         On September 1, 2009, the holders of 72,654,538 shares (or approximately 46% of the 148,986,955 shares of Common Stock then outstanding) and shareholders holding 3,373,956 Series A Convertible Preferred shares which represent 337,395,600 voting shares of common stock.  The holders of the Series A Convertible Preferred shares, have the right to vote 100 times the number of shares of common stock that the Series A Convertible Preferred is convertible into on all matters submitted to the shareholders.  The Series A Convertible Preferred shares are each convertible into one share of common stock.  The Majority Shareholders executed and delivered to the Company a written consent approving the action set forth herein. Since the action has been approved by the Majority Stockholders, no proxies are being solicited with this Information Statement.

         The Delaware Business Corporation Act (“DBCA”) provides in substance that unless the Company's articles of incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding the beneficial ownership of all shares of our common stock on the Record Date (September 1, 2009) for (i) each person who owns beneficially more than five percent of the outstanding shares of common stock (ii) each of our directors, (iii) each named executive officer, and (iv) all directors and officers in a group.

	Amount and Nature		Percentage
	of Beneficial		of
	Ownership		Class(2)
Name and Address of Beneficial Owner(1)
5% Shareholders
Livorno Investments S.A. (3) Rua Cotoxo 611-cj63 Sao Paulo-SP- Brazil 05021-000	91,754,538	(4)	48.1%
IDIS Holdings LLC	15,000,000		10.0%
Emerdale Enterprises Ltd c/- Trust Services, Chamer strasse 12C, PO Box 4436, ZUG Switzerland, 6304	8,000,000		5.3%
Rolf Investments LTD c/- Trust Services, Chamer strasse 12C, PO Box 4436, ZUG Switzerland, 6304	7,200,000		4.8%

Directors and Executive Officers
Daniel Ollech	500,000	(5)	0.4%
Jacques Ollech	500,000	(6)	0.4%
All Directors and Executive Officers as a Group (4 Persons)	1,000,000	(7)

1)	Each of our directors and executive officers may be reached at 8953 Woodbine Avenue, Markham, Ontario, Canada L3R 0J9.

(2)
Based on 154,986,955 shares of common stock outstanding as of September 1, 2009. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)
Daniel Ollech, our President and chairman, and Jacques Ollech, our Executive Vice President and director, each are a director of, and own one-third of, Livorno Investments Ltd. The remaining one-third is owned by Maurizio Levi. No one person has voting or investment control over the shares in the company held by Livorno Investments Ltd.

(4)
Includes 54,977,738 shares held directly by Livorno. Livorno also holds an 8% Convertible Promissory Note in the principal amount of $10,000,000 due on July 8, 2008, which can be converted (principal and accumulated interest) at any time into shares of our Common Stock at a conversion rate of $0.04 per share. On July 19, 2006 the Company issued 4,000,000 shares to Livorno due to accumulated interest on the said note.   On September 2, the Company issued 20,000,000 shares to Livorno due to accumulated interest on the said note.  In July 2009 the 8% Convertible Promissory Note was exchanged for Series A Convertible Preferred shares The holders of the Series A Convertible Preferred shares, have the right to vote 100 times the number of shares of common stock that the Series A Convertible Preferred is convertible into on all matters submitted to the shareholders.  The Series A Convertible Preferred shares are each convertible into one hundred shares of common stock.

(5)
Mr. Daniel Ollech holds 500,000 shares directly issued to him on January 18, 2007 in consideration for his personal guarantees to two banks in Brazil in connection with loans received from those banks by BDFC. In addition, Mr. Daniel Ollech owns one-third of Livorno Investments S.A. Livorno beneficially owns 107,644,405 shares (which includes shares issuable upon the conversion of the 8% Convertible Promissory Note). See note 3 for additional information.  In July 2009 the 8% Convertible Promissory Note was exchanged for Series A Convertible Preferred shares The holders of the Series A Convertible Preferred shares, have the right to vote 100 times the number of shares of common stock that the Series A Convertible Preferred is convertible into on all matters submitted to the shareholders.  The Series A Convertible Preferred shares are each convertible into one hundred shares of common stock.

(6)
Mr. Jacques Ollech holds 500,000 shares directly issued to him on January 18, 2007 in consideration for his personal guarantees to two banks in Brazil in connection with loans received from those banks by BDFC. In addition, Mr. Jacques Ollech owns one-third of Livorno Investments S.A. Livorno beneficially owns 107,644,405 shares (which includes shares issuable upon the conversion of the 8% Convertible Promissory Note). See note 3 for additional information.

(7)	See also 3 and 4 above regarding shares beneficially owned by Livorno.

DISSENTER’S RIGHTS OF APPRAISAL

        The Stockholders have no right under the DBCA, the Company’s articles of incorporation consistent with above or the Company’s By-Laws to dissent from any of the provisions adopted as set forth herein.

EFFECTIVE DATE OF THE REVERSE SPLIT AMENDMENT OF ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY

In accordance with Section 14 (c) of the Securities Exchange Act of 1934, as amended, and the rules and regulations hereunder, the Actions to be effected by the Written Consent will not take effect until following a waiting period of 20 calendar days from the date this Information Statement is mailed to shareholders and the filing of the Amendment with the Delaware Division of Corporations.  The Company anticipates that the actions contemplated hereby will be effected on or about the close of business October 5, 2009.

By Order of the Board of Directors

/s/Daniel Ollech
Daniel Ollech
Chief Executive Officer